NEWS
RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Prices Unsecured Notes to Fund Hedge Reset
Princeton, NJ; (November 8, 2006)—NRG Energy, Inc. (NYSE: NRG) today announced that it has priced its public offering of $1,100 million aggregate principal amount of its senior notes at 7.375%. These senior notes will mature on January 15, 2017.
As previously announced, NRG will use the net proceeds from this offering and cash on hand to fund payments to counterparties under certain of its existing long-term hedging agreements pursuant to agreements to reset the hedge price levels to current market prices. NRG expects the notes offering to close on November 21, 2006.
Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated are acting as joint bookrunning managers for the offering of senior notes.
This news release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities and thermal energy production. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include the timing and completion of the notes offering described herein and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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Contacts:

Investors:	Media:
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Jon Baylor
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